Exhibit 99.1

Ascent Solar and Hydro Sign Cooperation Agreement

LITTLETON, Colo.—(BUSINESS WIRE)—Ascent Solar Technologies, Inc. (NASDAQ:ASTI), a developer of state-of-the-art, thin-film photovoltaic modules, announced today the company has signed a definitive cooperation agreement with its strategic partner Hydro.  This agreement fortifies the relationship between Hydro and Ascent Solar and focuses on new products, commercial manufacturing and European market presence.

In anticipation of commencement of Ascent’s 1.5 megawatt pilot scale production in 2008, the parties have agreed to collaborate in the development of building integrated photovoltaic products. The recently announced Brise Soleil product by Hydro Building Systems is expected to be the first of many applications to be covered by this cooperation agreement.  Ascent intends to supply Hydro with product during the pilot phase in order for Hydro to develop and satisfy market demand for its products.  Hydro also will have an option to purchase quantities of Ascent’s annual production when Ascent achieves production capacity of 25 megawatts.

Hydro has agreed to assist Ascent by providing manufacturing and engineering expertise, as well as project management assistance. Hydro also intends to assist Ascent in citing a potential second commercial production facility in Europe, as well as helping Ascent establish strategic alliances with players in the European solar industry.

Hydro currently owns approximately 23% of all issued and outstanding shares in Ascent and has an option to acquire up to 35% of all issued and outstanding shares in the company.

About Ascent Solar Technologies:

Ascent Solar Technologies, Inc. is a developer of state-of-the-art, thin-film photovoltaic modules and is located in Littleton, Colorado. Please visit our website for additional information at www.ascentsolar.com.

About Hydro:

Hydro is a Fortune Global 500 supplier of aluminum and aluminum products. Based in Norway, the company employs 25,000 people in more than 30 countries and has activities on all continents. Rooted in a century of experience in renewable energy production, technology development and progressive partnerships, Hydro is committed to strengthening the viability of our customers and communities we serve.

Safe Harbor Statement

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the

Company’s actual operating results to be materially different from any historical results or from any future results expresses or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as “believes,” “belief,” “expects,” “expect,” “intends,” “intend,” “anticipate,” “anticipates,” “plans,” “plan,” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with Securities and Exchange Commission.

Contacts

Ascent Solar Technologies, Inc.

Investor Relations Contact:

Brian Blackman, 832-515-0928

bblackman@ascentsolar.com

or
Media Contact:
Brand Fortified Public Relations
Kelly Brandner, 303-289-4303
kellybrandner@msn.com